UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

UNIVERSAL ACCESS, INC.

(Name of Issuer)
COMMON STOCK, PAR VALUE $.01 PER SHARE

(Title of Class of Securities)
913363107
(CUSIP Number)
DECEMBER 31, 2000

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    / /      Rule 13d-1(b)

    / /      Rule 13d-1(c)

    /x/      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

    CUSIP NO.  913363107     Page 2 of 13

(1)	NAMES OF REPORTING PERSON. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).
Communications Ventures III, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) / /
(b) /x/

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
12,390,375

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
12,390,375

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
12,390,375

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
13.6%

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G

    CUSIP NO.  913363107     Page 3 of 13

(1)	NAMES OF REPORTING PERSON. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).
Communications Ventures III, CEO & Entrepreneurs' Fund

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) / /
(b) /x/

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
625,221

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
625,221

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
625,221

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7%

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G

    CUSIP NO.  913363107     Page 4 of 13

(1)	NAMES OF REPORTING PERSON. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).
ComVen III, L.L.C.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) / /
(b) /x/

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
13,015,596

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
13,015,596

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,015,596

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.3%

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G

    CUSIP NO.  913363107     Page 5 of 13

(1)	NAMES OF REPORTING PERSON. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).
Roland Van der Meer

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) / /
(b) /x/

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
The Netherlands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
2,400

(6) SHARED VOTING POWER
13,157,690

(7) SOLE DISPOSITIVE POWER
2,400

(8) SHARED DISPOSITIVE POWER
13,157,690

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,160,090

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.5%

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

13G

    CUSIP NO.  913363107     Page 6 of 13

(1)	NAMES OF REPORTING PERSON. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).
David Helfrich

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) / /
(b) /x/

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
13,015,596

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
13,015,596

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,015,596

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.3%

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

13G

    CUSIP NO.  913363107     Page 7 of 13

(1)	NAMES OF REPORTING PERSON. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).
Clifford Higgerson

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) / /
(b) /x/

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
13,015,596

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
13,015,596

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,015,596

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.3%

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

13G

    CUSIP NO.  913363107     Page 8 of 13

(1)	NAMES OF REPORTING PERSON. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).
Michael Rolnick

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) / /
(b) /x/

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
13,015,596

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
13,015,596

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,015,596

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.4%

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Item 1(a)	Name of Issuer
Universal Access, Inc.
Item 1(b)	Address of Issuer's Principal Executive Offices
233 South Wacker Drive, Suite 600 Chicago, IL 60606
Item 2(a)	Name of Person Filing
Communications Ventures III, L.P. ("CVIII")
Communications Ventures III, CEO & Entrepreneurs' Fund, L.P. ("CVIII Fund")
ComVen III, L.L.C. ("ComVen"), the sole general partner of CVIII and CVIII Fund

Roland Van der Meer ("Van der Meer"), David Helfrich ("Helfrich"), Clifford Higgerson ("Higgerson") and Michael Rolnick ("Rolnick") who are the managing members of ComVen (collectively, the "Managing Members").
Item 2(b)	Address of Principal Business Office or, if none, Residence
The address of the principal business office of CVIII, CVIII Fund, ComVen and the Managing Members is: 505 Hamilton Avenue, Suite 305, Palo Alto, CA 94301.
Item 2(c)	Citizenship

CVIII is a Delaware limited partnership, CVIII Fund is a Delaware limited partnership, ComVen is a Delaware limited liability company and the Managing Members other than Mr. Van der Meer are citizens of the United States. Mr. Van der Meer is a citizen of the Netherlands.
Item 2(d)	Title of Class of Securities
Common stock, par value $.01 per share
Item 2(e)	CUSIP Number
913363107
Item 3.	If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

    Not applicable

Item 4.	Ownership.

    (a) Amount beneficially owned:

(1) by CVIII: 12,390,375 shares of Common Stock
(2) by CVIII Fund: 625,221 shares of Common Stock
(3) by ComVen: 13,015,596 shares of Common Stock
(4) by Van der Meer: 13,160,090 shares of Common Stock*
(5) by Helfrich: 13,015,596 shares of Common Stock
(6) by Higgerson: 13,015,596 shares of Common Stock
(7) by Rolnick: 13,015,596 shares of Common Stock

    As general partner of CVIII and CVIII Fund, ComVen has the power to vote or direct the vote and to dispose or direct the disposition of all of the shares of Common Stock held by CVIII and CVIII Fund. The Managing Members share the power to direct the actions of ComVen and, as such, each may be deemed to have beneficial ownership of the shares owned by CVIII and CVIII Fund.

        Amount beneficially owned by Mr. Van der Meer also includes 917 shares held by spouse in an IRA account and 141,177 shares held by Strategic Timing Investors Corporation, of which Mr. Van der Meer owns a controlling interest.

  (b)
  Percent of class:
  (1)
  CVIII: 13.6%
  (2)
  CVIII Fund: 0.7%
  (3)
  ComVen: 14.3%
  (4)
  Van der Meer: 14.5%
  (5)
  Helfrich: 14.3%
  (6)
  Higgerson: 14.3%
  (7)
  Rolnick: 14.3%

  (c)
  Number of shares as to which the person has:

  (i)
  Sole power to vote or to direct the vote
  (1)
  CVIII: 0
  (2)
  CVIII Fund: 0
  (3)
  ComVen: 0
  (4)
  Van der Meer: 2,400
  (5)
  Helfrich: 0
  (6)
  Higgerson: 0
  (7)
  Rolnick: 0

  (ii)
  Shared power to vote or to direct the vote
  (1)
  CVIII: 12,390,375
  (2)
  CVIII Fund: 625,221
  (3)
  ComVen: 13,015,596
  (4)
  Van der Meer: 13,160,090
  (5)
  Helfrich: 13,015,596
  (6)
  Higgerson: 13,015,596
  (7)
  Rolnick: 13,015,596

  (iii)
  Sole power to dispose or to direct the disposition of
  (1)
  CVIII: 0
  (2)
  CVIII Fund: 0
  (3)
  ComVen: 0
  (4)
  Van der Meer: 2,400
  (5)
  Helfrich: 0
  (6)
  Higgerson: 0
  (7)
  Rolnick: 0

  (iv)
  Shared power to dispose or to direct the disposition of
  (1)
  CVIII: 12,390,375
  (2)
  CVIII Fund: 625,221
  (3)
  ComVen: 13,015,596
  (4)
  Van der Meer: 13,160,090
  (5)
  Helfrich: 13,015,596
  (6)
  Higgerson: 13,015,596
  (7)
  Rolnick: 13,015,596

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable
Item 8.	Identification and Classification of Members of the Group.

    The Reporting Persons may be deemed to be a "group" for the purposes of Section 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or any other person on whose behalf this statement is filed constitute a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more of such persons. A copy of the Agreement Related to Joint Filing of Schedule 13G is attached hereto.

Item 9.	Notice of Dissolution of a Group
Not applicable
Item 10.	Certification
Not applicable

SIGNATURE

    After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

COMMUNICATIONS VENTURES III, L.P.
BY:	COMVEN III, L.L.C.
	BY:	/s/ ROLAND VAN DER MEER NAME: Roland Van der Meer TITLE: Managing Member
COMMUNICATIONS VENTURES III, CEO & ENTREPRENEURS' FUND, L.P.
BY:	COMVEN III, L.L.C.
	BY:	/s/ ROLAND VAN DER MEER NAME: Roland Van der Meer TITLE: Managing Member
COMVEN III, L.L.C
	BY:	/s/ ROLAND VAN DER MEER NAME: Roland Van der Meer TITLE: Managing Member
/s/ ROLAND VAN DER MEER Roland Van der Meer, as a managing member of ComVen III, L.L.C.
/s/ DAVID HELFRICH David Helfrich, as a managing member of ComVen III, L.L.C.
/s/ CLIFFORD HIGGERSON Clifford Higgerson, as a managing member of ComVen III, L.L.C.
/s/ MICHAEL ROLNICK Michael Rolnick, as a managing member of ComVen III, L.L.C.

DATED: FEBRUARY 14, 2001

AGREEMENT RELATING TO JOINT FILING OF SCHEDULE 13G

    In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that a single Schedule 13G (or any amendment thereof) relating to the Common Stock of Universal Access, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13G (or any amendment thereof), provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

    This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned is a member of a "group" consisting of one or more of such persons pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended and the rules thereunder.

DATED: FEBRUARY 14, 2001

COMMUNICATIONS VENTURES III, L.P.
BY:	COMVEN III, L.L.C.
	BY:	/s/ ROLAND VAN DER MEER NAME: Roland Van der Meer TITLE: Managing Member
COMMMUNICATIONS VENTURES III, CEO & ENTREPRENEURS' FUND, L.P.
BY:	COMVEN III, L.L.C.
	BY:	/s/ ROLAND VAN DER MEER NAME: Roland Van der Meer TITLE: Managing Member
COMVEN III, L.L.C
	BY:	/s/ ROLAND VAN DER MEER NAME: Roland Van der Meer TITLE: Managing Member
/s/ ROLAND VAN DER MEER Roland Van der Meer, as a managing member of ComVen III, L.L.C.
/s/ DAVID HELFRICH David Helfrich, as a managing member of ComVen III, L.L.C.
/s/ CLIFFORD HIGGERSON Clifford Higgerson, as a managing member of ComVen III, L.L.C.
/s/ MICHAEL ROLNICK Michael Rolnick, as a managing member of ComVen III, L.L.C.